UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 8, 2007

Date of Report (Date of earliest event reported)

NOVASTAR FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8140 Ward Parkway, Suite 300, Kansas City, MO 64114

(Address of principal executive offices)

(Zip Code)

(816) 237-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 8, 2007, NovaStar Financial, Inc. (the “Company”) announced the closing of a $375 million collateralized debt obligation financing (“ABS CDO I”) through two of its subsidiaries, NovaStar ABS CDO I, Ltd. (the “Issuer”) and NovaStar ABS CDO I, Inc. (the “Co-Issuer”).

Lead manager RBS Greenwich Capital, as well as co-managers Deutsche Bank Securities and Wachovia Securities underwrote NovaStar ABS CDO I, which closed on February 8, 2007. Pursuant to an Indenture dated February 8, 2007 by and among the Issuer, the Co-Issuer and Deutsche Bank Trust Company Americas, as trustee, the Issuer and Co-Issuer issued five rated classes of notes with an aggregate face value of $347,200,000 (the “Secured Notes”) and subordinated notes with an aggregate face value of $27,800,000. The aggregate face amount of the underlying collateral that secures the Secured Notes is expected to be $375 million.

The Company retained the Class D and subordinated notes. The Class D notes are rated BBB by both Fitch and Standard & Poor’s. The subordinated notes entitle the Company to excess cash flow from the underlying asset-backed securities and serve as overcollateralization for the Secured Notes.

The Issuer entered into a collateral management agreement with NovaStar Asset Management Company (“NAMCO”), a subsidiary of the Company, pursuant to which NAMCO will perform certain investment management, administrative and related functions, including managing the selection, acquisition and disposition of the collateral that secures the Secured Notes.

A copy of the press release announcing this securitization is included as Exhibit 99.1 and is incorporated herein by reference. References to the Company’s website in the press release do not incorporate by reference the information on the Company’s website into this Current Report and the Company disclaims any such incorporation by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

99	Press Release dated February 8, 2007, “NovaStar Closes $375 Million Collateralized Debt Obligation.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.
DATE: February 14, 2007	/s/ Gregory S. Metz
Gregory S. Metz
Chief Financial Officer

Exhibit Index

Exhibit

Number

99	Press Release dated February 8, 2007, “NovaStar Closes $375 Million Collateralized Debt Obligation.”